Shrink Nanotechnologies' Shrink Chips Cell Culturing Unit Enters Into Exclusive Development and Manufacturing Agreement with EV Group to Commercialize the StemDisc Platform

Initial StemDisc450 Structured Films to be Manufactured in EV Group's State-of-the-Art Tempe, Arizona Facility

CARLSBAD, Calif., Dec. 8, 2010 /PRNewswire/ -- Shrink Nanotechnologies, Inc. ("Shrink") (OTC Bulletin Board:INKN.ob - News), an innovative nanotechnology company developing products and licensing opportunities in the solar energy industry, medical diagnostics and sensors and biotechnology research and development tools businesses, announced today that it has entered into a multi-year development and manufacturing agreement with EV Group, a leader in the nano-imprint lithography process development and equipment manufacturing.  The mutually exclusive, two year agreement calls for EV Group and Shrink to develop and manufacture Shrink's structured substrates for its StemDisc stem cell and cell culturing platform.

"We are pleased to announce Shrink's relationship with EV Group, a world-class nanotechnology applications developer and equipment manufacturer with a global presence.  Over the past two years, Shrink StemDisc product footprint has served as a platform for our entry into the growing cell culturing business.  We believe that StemDisc offers unique competitive advantages relative to its peers and are excited as an organization as we roll out our initial products later this year and into the first quarter of next year," said Mark L. Baum, CEO of Shrink Nanotechnologies, Inc.

Baum added, "Throughout the development process, we have counseled with EV Group and they have assisted us in creating manufacturing solutions that will allow Shrink to move from the prototype stage to the ability make many thousands of devices.  As important, our relationship with EV Group has been structured for us to move beyond our initial product, the StemDisc450, as we add new products to the StemDisc family of products."

Steven Dwyer, EV Group Inc., Vice President and General Manager of North America stated, "Our Agreement with Shrink follows many months of work between Shrink's StemDisc development group and our staff in Tempe, Arizona.  Our team's dedication to meeting Shrink's strict fabrication requirements demonstrates the success of our overall effort to develop our process services at our Tempe, AZ facility.  This effort will ensure that Shrink has access to many thousands of StemDisc devices as soon as the end of this year, in an efficient and cost effective process, using EV Group's state-of-the-art Applications Lab  This project will hopefully be one of many we work on with Shrink as EV Group leverages its significant intellectual capital in the form of process and equipment development for small and medium sizes business around the world."

About Shrink Nanotechnologies, Inc.

Shrink Nanotechnologies, Inc. is a one-of-a-kind FIGA™ organization, which focuses on leveraging contributions from experts in Finance, Industry, Government and Academia. Operating as a high-technology development-stage company, Shrink owns and develops proprietary and patent-pending nano-sized technologies, components and product systems. The Company's unique NanoShrink™ material is a pre-stressed polymer which is used in a patent pending manufacturing platform with numerous applications in the solar energy, human and animal diagnostics, and biotechnology research and development tools industries. For more information, please visit www.shrinknano.com.

About EV Group

EV Group (EVG) is a world leader in wafer-processing solutions for semiconductor, MEMS and nanotechnology applications.  Through close collaboration with its global customers, the company implements its flexible manufacturing model to develop reliable, high-quality, low-cost-of-ownership systems that are easily integrated into customers' fab lines.  Key products include wafer bonding, lithography/nanoimprint lithography (NIL) and metrology equipment, as well as photoresist coaters, cleaners and inspection systems.

In addition to its dominant share of the market for wafer bonders, EVG holds a leading position in NIL and lithography for advanced packaging and MEMS.  Along these lines, the company co-founded the EMC-3D consortium in 2006 to create and help drive implementation of a cost-effective through-silicon via (TSV) process for major ICs and MEMS/sensors.  Other target semiconductor-related markets include silicon-on-insulator (SOI), compound semiconductor and silicon-based power-device solutions.

Founded in 1980, EVG is headquartered in St. Florian, Austria, and operates via a global customer support network, with subsidiaries in Tempe, Ariz.; Albany, N.Y.; Yokohama and Fukuoka, Japan; Seoul, Korea and Chung-Li, Taiwan.  The company's unique Triple i-approach (invent - innovate - implement) is supported by a vertical integration, allowing EVG to respond quickly to new technology developments, apply the technology to manufacturing challenges and expedite device manufacturing in high volume.  More information is available at www.EVGroup.com.

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only. Actual results may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Shrink's ability to obtain additional financing and to build and develop markets for Shrink's biotechnology products such as StemDisc, and specifically those systems and products that are discussed in this press release. These factors should be strongly considered when making a decision to acquire or maintain a financial interest in Shrink, including consulting with a FINRA registered representative prior to making such decision. Shrink undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Shrink's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Shrink's success are more fully disclosed in Shrink's most recent public filings with the U.S. Securities and Exchange Commission.

See also:

http://www.shrinknano.com/products/product-tools

http://www.shrinknano.com/products/product-diagnostics

http://www.shrinknano.com/tech

http://www.shrinknano.com/tr35-a-children%E2%80%99s-toy-inspires-a-cheap-easy-production-method-for-high-tech-diagnostic-chips